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                                  EXHIBIT 23(a)



                         CONSENT OF INDEPENDENT AUDITORS



         We consent to the incorporation by reference in this Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission ("SEC") on or about May 15, 1998 of our report dated February 13, 1998 with respect to the December 31, 1997 consolidated financial statements of Cortland Bancorp and subsidiaries incorporated by reference in its Annual Report on Form 10-K and our report dated May 16, 1997 with respect to the December 31, 1996 financial statements and schedules of the Cortland Savings and Banking Company 401(k) Plan (the "Plan") included in the Plan's Annual Report on Form 11-K, both of which were filed with the SEC.

Youngstown, Ohio                        /s/ Packer, Thomas & Co.
May 12, 1998                            ------------------------------
                                        Packer, Thomas & Co.